Exhibit 10.16

ACQUISITION OF DISTRIBUTORSHIP AGREEMENT
(ENGLISH TRANSLATION)

Party A: Dong Rong (China) Co., Ltd.
Legal representative: Qingqing Wu
Address: 11/F 157 Taidong Road, Xiamen Guanyin Shan International Commercial Operation Centre A3-2, Siming District, Xiamen, Fujian Province 361000

Party B: Xiamen Lianyu Commerce Co., Ltd.
Legal representative: Jinyan Chen
Address: 27 Changhao Yili, Suite 701, Huli District, Xiamen, Fujian Province

The above parties hereby enter into the following agreement (the “Agreement”) in connection with the acquisition of Party B’s business of distributing VLOV products in Fujian Province, according to the Contract Law of the People’s Republic of China and the Administrative Rules of Commercial Franchise Operations.

I. Termination of Franchising

Party B’s exclusive right to distribute VLOV products in Fujian Province shall terminate as of July 1, 2011.

II. Terms of Acquisition

1.
Party A shall acquire from Party B thirteen VLOV stores (collectively the “VLOV Stores”) in Fujian Province by June 30, 2011 (the “Closing Date”) for a purchase price of RMB 44.1 million (the “Purchase Price”), RMB 17.1 million of which shall be paid upon the execution of this Agreement and the remaining RMB 27 million shall be paid by the Closing Date.

2.	Party A shall acquire all goods and properties in the VLOV Stores as of the Closing Date for no additional costs to the Purchase Price.

3.	Party B shall deliver to Party A the administration and operations of the VLOV Stores in Fujian Province as of the Closing Date.

4.	Party B shall undertake all debts and liabilities of the VLOV Stores as of the Closing Date.

5.	Party A shall succeed the contracts that have been entered by the VLOV Stores.

III. Payment

Party A shall send the payment for Purchase Price by wire after Party B delivers all documents and materials in connection with the operations of the VLOV Stores and completes all paperwork and registration of the acquisition.

IV. Rights and Duties

1.	Party A shall be free from any promise made by Party B to a third party or any obligations under a business relationship established between Party B and a third party.

2.	Party B shall pay all costs and expenses in connection with the operations of the VLOV Stores as of the Closing Date.

V. Termination of Agreement

1.	This Agreement shall terminate if any obligation thereunder is rendered impossible to perform by a force majeure event.

2.	If Party A breaches any terms or conditions under this Agreement, Party B shall have the right to terminate this Agreement and consult the payment of damage with Party A.

3.
Upon termination of this Agreement, Party B shall complete all outstanding payments for VLOV products and shall resign as Party A’s distributor. After resignation as Party A’s distributor, Party B shall stop using Party A’s logos and return all brochure, advertising materials, invoices and official stamps to Party A. Party B shall also refund any payments of the Purchase Price made prior to the termination of the Agreement.

VI. Dispute Resolution

1.
The parties shall comply with the terms and conditions under this Agreement upon execution. Any party shall not terminate this Agreement without a justifiable cause. If any party breaches the Agreement, the non-breaching party shall have the right to demand compensation of damage.

2.
Any dispute arising from the performance of this Agreement shall be firstly resolved through consultation between the parties. If no resolution can be reached through consultation, the dispute may be submitted to a court at Party A’s location (Xiamen).

This Agreement is hereby executed into two original duplicates. Each party shall hold one original duplicate.

Signed by:

Party A: Dong Rong (China) Co., Ltd. [official seal]
Authorized signer: /s/ Lijun Li

Party B: Xiamen Lianyu Commerce Co., Ltd. [official seal]
Authorized signer: /s/ Lianyu Pan

Execution date: May 26, 2011

Exhibits:
Business license of Party B
Inventory of Party B
Fixed assets of Party B